Exhibit 99.1

Anworth Announces Second Quarter 2008 Financial Results

Second Quarter Highlights:

  Anworth earns $24.2 million in income from continuing operations after payment of preferred dividends during quarter, an increase of 60% from $15.1 million in the first quarter of 2008
  Declared a dividend of $0.29 per common share
  Leverage ratio reduced to 7.4x from 8.8x in the first quarter of 2008
  Series B Preferred Stock conversion rate increased from 2.4318 shares of common stock to 2.5464 shares

SANTA MONICA, Calif.--(BUSINESS WIRE)--For the quarter ended June 30, 2008 and based on a weighted average of 85.1 million fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE:ANH) announced today unaudited net income to common stockholders of $24.3 million, or $0.29 per share, consisting primarily of $25.7 million of income from continuing operations and $1.5 million of dividends paid to our preferred stockholders.

Investment Portfolio

Agency MBS Portfolio

Anworth’s investments consist primarily of agency mortgage-backed securities, or Agency MBS.

At June 30, 2008, the Agency MBS portfolio at fair value was approximately $5.67 billion and was allocated as follows: approximately 16% agency adjustable-rate MBS; approximately 65% agency hybrid adjustable-rate MBS; approximately 19% agency fixed-rate MBS; and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs.

At June 30, 2008, the current yield on Anworth’s Agency MBS portfolio was 5.56%, based on a weighted average coupon of 5.63% divided by the average amortized cost of 101.22%. The quarter-end unamortized premium was $68 million, or 1.2% of the par value. During the quarter ended June 30, 2008, the expense of amortizing the agency securities premium (based on prepayments and scheduled payments) was $3.7 million, compared to $3.5 million during the quarter ended March 31, 2008.

Non-Agency MBS Portfolio

At June 30, 2008, the Non-Agency MBS portfolio at fair value was approximately $24 million, consisting of floating-rate CMOs with a principal balance of $46 million, with an average coupon of 2.73%, that were acquired at par value. This portfolio is not pledged to any repurchase agreement counterparties.

Constant Prepayment Rate (“CPR”)

During the quarter ended June 30, 2008, the constant prepayment rate, or CPR, of the Agency MBS and Non-Agency MBS was 18% and the CPR of the adjustable-rate and hybrid adjustable-rate Agency MBS was 18%. For the Agency MBS and Non-Agency MBS adjustable-rate and hybrid mortgage assets, the weighted average term to the next interest rate reset date was 36 months.

Portfolio Financing, Leverage and Hedging Activities

At June 30, 2008, the outstanding repurchase agreement balance was $4.97 billion with an average interest rate of 2.55% and an average maturity of 53 days. After adjusting for collateralized interest rate swap transactions, the average interest rate was 3.49% with an average maturity of 519 days. At June 30, 2008, Agency MBS with a fair value of $5.3 billion have been pledged under the repurchase agreements.

At June 30, 2008, the Company’s Agency MBS portfolio of $5.67 billion was financed with $4.97 billion of repurchase agreements, resulting in a leverage ratio of 7.4x, compared to a leverage ratio of 8.8x during the first quarter of 2008. The leverage ratio is based on total stockholder’s equity plus the trust preferred securities.

At June 30, 2008, the Company had interest rate swap agreements with a notional amount of $2.78 billion, which represents approximately 56% of our outstanding repurchase agreements.

Asset Yields, Cost of Funds and Net Interest Rate Spread

During the quarter ended June 30, 2008 and relative to average MBS earning assets, interest income earned was 5.54%, amortization of premium was (0.26)% and the average cost of funds was 3.62%, resulting in a net interest rate spread of 1.66%.

Book Value per Common Share

Stockholders’ equity available to common stockholders of Anworth at June 30, 2008 was approximately $559.1 million, or $6.64 per share, based on 84.2 million shares of common stock outstanding at quarter end. The $559.1 million equals total stockholders’ equity of $608 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $30.1 million and the proceeds from its sale of $28.1 million. The book value of $6.64 per share does not include the common stock dividend of $0.29 per share which was declared on July 9, 2008.

Dividend

On July 9, 2008, our Board of Directors declared a quarterly common stock dividend of $0.29 per share for the second quarter of 2008 which is payable on August 19, 2008 to common stockholders of record as of the close of business on July 23, 2008. The common stock declared dividend of $0.29 per share equates to an annualized dividend yield of 17.82%, based on the closing price of $6.51 on June 30, 2008.

Increase in Conversion Rate of Series B Preferred Stock

On July 9, 2008, we declared a common stock dividend of $0.29 per share which is payable on August 19, 2008 to our holders of record of common stock as of the close of business on July 23, 2008. When we pay any cash dividend during any quarterly fiscal period to our common stockholders in an amount that results in an annualized common stock dividend yield which is greater than 6.25% (the dividend yield on our Series B Preferred Stock), the conversion rate on our Series B Preferred Stock is adjusted based on a formula specified in the Series B Preferred Stock prospectus supplement (and also available on the “Stock Information” page of our web site at http://www.anworth.com). As a result of this dividend, the conversion rate increased on July 24, 2008 from 2.4318 shares of our common stock to 2.5464 shares of our common stock.

Management Remarks

Lloyd McAdams, Anworth’s Chairman of the Board and Chief Executive Officer, stated, “During the second quarter, the significant decline in our cost of financing, combined with the relatively stable asset yield and amortization of premium, produced the expected material increase in our net interest spread and earnings per share when compared to the first quarter. Also during the second quarter, the value of Agency MBS declined in value, but the value of interest rate swap agreements increased by a greater amount, which resulted in a significant increase in our book value per common share. We view this portfolio of floating-rate to fixed-rate swap agreements as a major tool in our risk management program and believe that overall these instruments can help reduce the effects of interest rate changes on book value and income earning capability.

“We are also comfortable with our quarter-end level of financial leverage since our significant preferred stock and long-term debt position currently provides our common stockholders with the benefit of higher leverage for income purposes and the benefit of lower leverage for overall risk management purposes.”

Earnings Conference Call

The Company will host a conference call at 5:00 p.m. EDT on August 5, 2008 to discuss second quarter 2008 results. The dial-in number for the conference call is 866-761-0749 for U.S. and Canadian callers (international callers should dial 617-614-2707) and the passcode is 27835956. Replays of the call will be available for a 7-day period commencing at 7:00 PM Eastern Time. The dial-in number for the replay is 888-286-8010 for U.S. and Canadian callers (international callers should dial 617-801-6888) and the passcode is 78810271. The conference call will also be webcast over the Internet which can be accessed on Anworth’s web site at http://www.anworth.com through the corresponding link located on the home page.

Dividend Reinvestment and Stock Purchase Plan

Investors interested in participating in Anworth’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) or receiving a copy of the Plan’s prospectus may do so by contacting the Plan Administrator, American Stock Transfer & Trust Company, at 1-877-248-6410. For more information about the Plan, interested investors may also visit the Plan Administrator’s website at http://www.investpower.com or the Company’s website at http://www.anworth.com.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests in agency mortgage assets including mortgage pass-through certificates, collateralized mortgage obligations and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$5,314,220	$4,478,983
Agency MBS at fair value	351,828	183,564
	5,666,048	4,662,547
Non-Agency MBS at fair value	24,186	42,714
Cash and cash equivalents	4,681	12,440
Interest and dividends receivable	28,794	25,618
Derivative instruments at fair value	13,490	1,791
Prepaid expenses and other assets	3,071	52,371
Cash and cash equivalents of discontinued operations	23	-
Assets of discontinued operations	5	38
	$5,740,298	$4,797,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued interest payable	$31,580	$40,892
Repurchase agreements	4,973,500	4,227,100
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	47,996	45,193
Dividends payable on Series A Cumulative Preferred Stock	1,011	1,011
Dividends payable on Series B Cumulative Convertible Preferred Stock	471	471
Dividends payable on common stock	-	6,765
Accrued expenses and other liabilities	4,632	1,317
Liabilities of discontinued operations	7,667	7,834
	$5,104,237	$4,367,963
Series B Cumulative Convertible Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($30,150 and $30,150 respectively); 1,206 and 1,206 shares issued and outstanding, respectively	$28,108	$28,108

Stockholders' Equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 200,000 shares, 84,182 and 57,289 issued and outstanding, respectively	842	573
Additional paid-in capital	811,991	601,462
Accumulated other comprehensive loss consisting of unrealized losses and gains	(63,652)	(36,129)
Accumulated deficit	(186,625)	(209,855)
	$607,953	$401,448
	$5,740,298	$4,797,519

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except for per share amounts) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest income net of amortization of premium and discount:
Interest on Agency MBS	$73,872	$62,580	$141,450	$124,708
Interest on Non-Agency MBS	320	1,634	740	3,316
Other income	125	26	527	65
	74,317	64,240	142,717	128,089
Interest expense:
Interest expense on repurchase agreements	44,976	58,680	93,371	117,696
Interest expense on junior subordinated notes	566	795	1,261	1,589
	45,542	59,475	94,632	119,285
Net interest income	28,775	4,765	48,085	8,804
Net gain (loss) on derivative instruments	273	-	(6)	-
Expenses:
Compensation and benefits	(2,337)	(600)	(3,978)	(1,257)
Compensation - amortization of restricted stock	(51)	(92)	(101)	(299)
Other expenses	(936)	(808)	(1,711)	(1,522)
Total expenses	(3,324)	(1,500)	(5,790)	(3,078)
Income from continuing operations	25,724	3,265	42,289	5,726
Income from discontinued operations	78	318	90	621
Net income	$25,802	$3,583	$42,379	$6,347
Dividend on Series A Cumulative Preferred Stock	(1,011)	(1,011)	(2,022)	(1,011)
Dividend on Series B Cumulative Convertible Preferred Stock	(471)	(449)	(942)	(774)
Net income available to common stockholders	$24,320	$2,123	$39,415	$4,562
Basic earnings per common share:
Continuing operations	$0.30	$0.04	$0.52	$0.09
Discontinued operations	-	0.01	-	0.01
Total basic earnings per common share	$0.30	$0.05	$0.52	$0.10
Diluted earnings per common share:
Continuing operations	$0.29	$0.04	$0.51	$0.09
Discontinued operations	-	0.01	-	0.01
Total diluted earnings per common share	$0.29	$0.05	$0.51	$0.10
Basic weighted average number of shares outstanding	82,191	45,640	75,950	45,627
Diluted weighted average number of shares outstanding	85,125	45,665	78,884	45,650

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman, (310) 255-4438 or (310) 255-4493